As filed with the Securities and Exchange Commission on August 2, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	43-1804048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

151 Detroit Street
Denver, Colorado 80206
(Address of principal executive offices, including zip code)

Janus 401(k) and Employee Stock Ownership Plan
(Full title of the plan)

David Grawemeyer, Esq.
Executive Vice President and General Counsel
Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
(303) 333-3863

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Margaret de Lisser, Esq.

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	250,000	$14.97	$3,742,500	$377	(2)
Plan Interests	(3)	—	—	(3)

(1)                                 Includes an indeterminate number of additional shares that may be issued in the event of an increase in the number of issued shares of Common Stock as the result of any future stock split, stock dividend or certain other capital adjustments.

(2)                                 Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on July 27, 2016.

(3)                                 Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.  Pursuant to Rule 457(h)(3) no registration fee is required to be paid.

EXPLANATORY NOTE

Janus Capital Group Inc. (the “Registrant” or the “Company”) is filing this Registration Statement to register up to 250,000 shares of Common Stock that may be issued under the Janus 401(k) and Employee Stock Ownership Plan (the “Janus 401(k) Plan”) in connection with a dividend election feature whereby participants in the Janus 401(k) Plan may elect for dividends to be reinvested in the Company’s Common Stock.  The Company does not currently anticipate issuing new shares of its Common Stock for the Janus 401(k) Plan, and expects that these shares will be purchased in the open market by the Janus 401(k) Plan’s trustee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by the Registrant under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

a) The Annual Report on Form 10-K for the year ended December 31, 2015 filed by the Registrant on February 24, 2016;

b) The Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed by the Registrant on April 26, 2016, and July 26, 2016, respectively;

c) The Current Reports on Form 8-K filed by the Registrant on March 4, 2016, April 1, 2016 and April 27, 2016;

d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and

e) The description of the Registrant’s common stock contained in exhibit 3.1.2 of its Registration Statement on Form 10 (File No. 001-15253) filed on June 15, 2000, pursuant to Section 12 of the Exchange Act, including any amendments or supplements filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the amended and restated Certificate of Incorporation (the

“Certificate of Incorporation”) of the Registrant, of the amended and restated bylaws (the “Bylaws”) of the Registrant and of the Delaware General Corporation Law (as amended, the “DGCL”) as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as summary and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws incorporated herein by reference and the DGCL.

Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in defense of any action (other than an action by or in the corporation’s rights) arising by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 of the DGCL also permits a corporation to indemnify any such officer or director against expenses incurred in an action by the corporation or in its right if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except in respect of any matter as to which such person is adjudged to be liable to the corporation, in which case court approval must be sought for indemnification. The statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, a vote of stockholders or disinterested directors, agreement or otherwise. The statute permits purchase of liability insurance by a corporation on behalf of officers and directors, and the Registrant has such insurance.

The Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee, agent, trustee, committee member or representative of the Registrant (or is or was serving at the Registrant’s request as a director, officer, employee, agent, trustee, committee member or representative of any other entity, including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person acting in such capacity.

In addition, the Certificate of Incorporation provides that the rights to indemnification and the payment of expenses provided thereby shall not be exclusive of any other right which any person may have or acquire under any statute, any provision of its Certificate of Incorporation or Bylaws, any agreement or otherwise.

The Certificate of Incorporation further provides that a director will not be personally liable to the Registrant and its stockholders for any breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Description

3.1

Delaware Certificate of Incorporation as Amended and Restated on June 14, 2000, is hereby incorporated by reference from Exhibit 3.1.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253).

3.2

Delaware Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 18, 2012 is hereby incorporated by reference from Exhibit 3.1 to Janus’ Current Report on Form 8-K filed on May 18, 2012.

3.3

Bylaws of Janus Capital Group Inc. as Amended and Restated on October 21, 2008, is hereby incorporated by reference from Exhibit 3.1 to Janus’ Form 10-Q for the quarter ended September 30, 2008 (File No. 001-15253).

3.4	First Amendment to the Amended and Restated Bylaws of Janus is hereby incorporated by reference from Exhibit 3.2 to Janus’ Current Report on Form 8-K filed on May 18, 2012.

3.5	Second Amendment to the Amended and Restated Bylaws of Janus Capital Group Inc. is hereby incorporated by reference from Appendix A of the Definitive Proxy Statement filed on March 11, 2016.

4.1

Janus Capital Group Inc. 401(k) and Employee Stock Ownership Plan (“Janus 401(k) Plan”), as amended and restated effective January 1, 2014, is hereby incorporated by reference from Exhibit 10.8 to JCG’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-15253).

4.2

Amendment No. 1 to Janus 401(k) Plan, effective January 1, 2014, is hereby incorporated by reference from Exhibit 10.9 to JCG’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-15253).

4.3

Amendment No. 2 to Janus 401(k) Plan, effective January 1, 2015, is here by incorporated by reference from Exhibit 10.9.2 to JCG’s Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-15253).

4.4

Amendment No. 3 to Janus 401(k) Plan, effective January 1, 2016, is here by incorporated by reference from Exhibit 10.9.3 to JCG’s Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-15253).

4.5	Amendment No. 4 to Janus 401(k) Plan, effective September 1, 2016.

4.6	Amendment No. 5 to Janus 401(k) Plan, effective July 22, 2016.

23.1	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on the signature page).

ITEM 9. Undertakings.

1.                                      The undersigned Registrant hereby undertakes:

(a)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

Provided, however; that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 2, 2016.

JANUS CAPITAL GROUP INC.

By:	/s/ Jennifer J. McPeek

Name:	Jennifer J. McPeek
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of Jennifer J. McPeek and David Grawemeyer, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, including any registration statement or post-effective amendment filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed as of the 2nd day of August, 2016 by the following persons in the capacities indicated.

Signature	Title

/s/ Richard M. Weil
Richard M. Weil	Director and Chief Executive Officer

/s/ Jennifer J. McPeek
Jennifer J. McPeek	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Brennan A. Hughes
Brennan A. Hughes	Senior Vice President and Chief Accounting Officer
(Principal Accounting Officer)

/s/ Glenn S. Schafer
Glenn S. Schafer	Chairman of the Board

Signature	Title

/s/ Jeffrey J. Diermeier
Jeffrey J. Diermeier	Director

/s/ Eugene Flood, Jr.
Eugene Flood Jr.	Director

/s/ J. Richard Fredericks
J. Richard Fredericks	Director

/s/ Deborah R. Gatzek
Deborah R. Gatzek	Director

/s/ Lawrence E. Kochard
Lawrence E. Kochard	Director

/s/ Arnold A. Pinkston
Arnold A. Pinkston	Director

/s/ Billie I. Williamson
Billie I. Williamson	Director

/s/ Tatsusaburo Yamamoto
Tatsusaburo Yamamoto	Director

EXHIBIT INDEX

Exhibit No.	Description

3.1

Delaware Certificate of Incorporation as Amended and Restated on June 14, 2000, is hereby incorporated by reference from Exhibit 3.1.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253).

3.2

Delaware Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 18, 2012 is hereby incorporated by reference from Exhibit 3.1 to Janus’ Current Report on Form 8-K filed on May 18, 2012.

3.3

Bylaws of Janus Capital Group Inc. as Amended and Restated on October 21, 2008, is hereby incorporated by reference from Exhibit 3.1 to Janus’ Form 10-Q for the quarter ended September 30, 2008 (File No. 001-15253).

3.4	First Amendment to the Amended and Restated Bylaws of Janus is hereby incorporated by reference from Exhibit 3.2 to Janus’ Current Report on Form 8-K filed on May 18, 2012.

3.5	Second Amendment to the Amended and Restated Bylaws of Janus Capital Group Inc. is hereby incorporated by reference from Appendix A of the Definitive Proxy Statement filed on March 11, 2016.

4.1

Janus Capital Group Inc. 401(k) and Employee Stock Ownership Plan (“Janus 401(k) Plan”), as amended and restated effective January 1, 2014, is hereby incorporated by reference from Exhibit 10.8 to JCG’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-15253).

4.2

Amendment No. 1 to Janus 401(k) Plan, effective January 1, 2014, is hereby incorporated by reference from Exhibit 10.9 to JCG’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-15253).

4.3

Amendment No. 2 to Janus 401(k) Plan, effective January 1, 2015, is here by incorporated by reference from Exhibit 10.9.2 to JCG’s Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-15253).

4.4

Amendment No. 3 to Janus 401(k) Plan, effective January 1, 2016, is here by incorporated by reference from Exhibit 10.9.3 to JCG’s Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-15253).

4.5	Amendment No. 4 to Janus 401(k) Plan, effective September 1, 2016.

4.6	Amendment No. 5 to Janus 401(k) Plan, effective July 22, 2016.

23.1	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature page).